Exhibit 99.1

MERCHANTS & MARINE BANK ANNOUNCES ACQUISITION

PASCAGOULA, MS (AUGUST 3, 2011) Merchants & Marine Bank, Pascagoula, Mississippi announced today that it has entered into an agreement to acquire the assets, including all loans, and assume certain liabilities, including all deposits, of two branches of Heritage First Bank, a subsidiary of Heritage First Bancshares, Inc., headquartered in Rome, Georgia. The two branches are located at 1820 Gulf Shores Parkway, Gulf Shores, Alabama and 8331 Alabama Highway 227, Crossville, Alabama with total assets of approximately $55 million.

Royce Cumbest, Chairman of the Board, President and Chief Executive Officer of Merchants & Marine Bank, stated, “We are acquiring branches and moving into markets with strong growth potential which will provide a greater opportunity for enhanced shareholder value.”

Merchants & Marine Bank anticipates retaining all active employees located at both locations.

Merchants & Marine Bank is a Mississippi banking corporation headquartered in Pascagoula and has total assets of $545 million. The acquisition is subject to approval by state and federal regulators and the transaction is expected to close in the fourth quarter of 2011.